UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	September 25, 2009

Fortress International Group, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-51426	20-2027651
(Commission File Number)	(IRS Employer Identification No.)

7226 Lee DeForest Drive, Suite 203, Columbia, MD	21046
(Address of Principal Executive Offices)	(Zip Code)

(410) 423-7438
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer or Listing.

On September 25, 2009, Fortress International Group, Inc. (the “Company”) received a deficiency letter from The Nasdaq Stock Market LLC (“Nasdaq”) indicating that for the last 30 consecutive business days the bid price of the Company’s shares of common stock had closed below $1.00 per share, the minimum closing bid price required by the continued listing requirements of Nasdaq set forth in Nasdaq Marketplace Rule 5550(a)(2) (the “Rule”).

In accordance with Marketplace Rule 5810(c)(3)(A), the Company has been given a grace period of 180 calendar days, or until March 24, 2010, to regain compliance with the Rule. To regain compliance, the closing bid price of the Company’s shares of common stock must meet or exceed $1.00 per share for at least ten consecutive business days. If the Company does not regain compliance with the Rule by March 24, 2010, Nasdaq will provide written notification to the Company indicating that its shares of common stock may be delisted from Nasdaq. At that time, the Company may appeal Nasdaq’s delisting determination to a hearing’s panel. Alternatively, the Company may be eligible for an additional grace period of 180 calendar days if it meets the initial listing standards, with the exception of bid price, for The Nasdaq Capital Market.

As previously disclosed, the Company has also been given an extension to regain compliance with Rule 5605(b)(1) of the Nasdaq Marketplace Rules that requires the Board of Directors of the Company to be comprised of a majority of independent directors.

On September 29, 2009, the Company issued a press release announcing its receipt of the Nasdaq’s deficiency letter. A copy of the press release is being furnished as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

The following exhibit is furnished herewith:

99.1	Press release, dated September 29, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fortress International Group, Inc.

Date: September 29, 2009	By:	/s/ Timothy C. Dec
Timothy C. Dec
Chief Financial Officer